June 6, 2013

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Ladies and Gentlemen:

                We have acted as the Chinese legal counsel to Taxus Pharmaceuticals, Inc., a Nevada corporation (the “Company”) and Hongshan Energy Technology Services (Taiyuan) Company, Ltd.红杉能源技术服务（太原）有限公司(“Hongshan Energy”), the Chinese subsidiary of the Company.

We have rendered a legal opinion, dated October 17, 2012, regarding the WFOE status of Hongshan Energy and the contractual arrangements between Hongshan Energy, Jinzhong Renji Pharmaceuticals Co., Ltd.晋中仁济药业有限公司(“Renji Pharmaceuticals”) and Jinzhong Renji Pharmaceuticals Co., Ltd.晋中仁济药业有限公司(“Renji Pharmaceuticals”)

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and its amendments and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement and its amendments.

Truly yours,

/s/ Ying Xie

Partner

Shanxi Yingzheng Law Firm